                            EXHIBIT 11

STATEMENTS RE COMPUTATION OF PER SHARE EARNINGS
Sun Company, Inc. and Subsidiaries
(In Millions Except Per Share Amounts)
----------------------------------------------------------

                                     For the Years Ended
                                         December 31
                                    ----------------------
                                      1996    1995    1994
                                    ------  ------ -------
Loss from continuing operations
  before cumulative effect
  of change in accounting
  principle(1)                     $(281.0) $ (7.6)  $(19.3)
Less: Dividends on preference
  stock                              (45.0)  (22.5)      --
                                   -------  ------   ------
Loss from continuing operations
  before cumulative effect
  of change in accounting
  principle attributable to
  common stock (2)                  (326.0)  (30.1)   (19.3)
Income from discontinued
  operations (3) (a)                 166.0   235.0    116.0
Cumulative effect of change in
  accounting principle (4) (b)          --   (87.2)    (6.8)
                                   -------  ------   ------
Net income (loss) attributable
  to common stock (5)              $(160.0) $117.7   $ 89.9
                                   =======  ======   ======
Weighted average number of
  shares of common stock and
  common stock equivalents
  outstanding (6)                     73.6    91.3    107.0
                                      ====    ====    =====
Earnings per share of common
 stock:
  Loss from continuing operations
    before cumulative effect of
    change in accounting
    principle (2)/(6)               $(4.43)  $(.33)   $(.18)
  Income from discontinued
    operations (3)/(6)                2.26    2.57     1.09
  Cumulative effect of change in
    accounting principle (4)/(6)        --    (.95)    (.07)
                                    ------   -----    -----
  Net income (loss) (5)/(6)         $(2.17)  $1.29    $ .84
                                    ======   =====    =====
Weighted average number of shares
  of common stock and common stock
  equivalents outstanding on a fully
  diluted basis (7)                   73.6    91.3    107.1
                                      ====   =====    =====
Earnings per share of common stock
 on a fully diluted basis (c):
  Loss from continuing operations
    before cumulative effect
    of change in accounting
    principle (2)/(7)               $(4.43)  $(.33)   $(.18)
  Income from discontinued
    operations (3)/(7)                2.26    2.57     1.09
  Cumulative effect of change in
    accounting principle (4)/(7)        --    (.95)    (.07)
                                    ------   -----    -----
  Net income (loss) (5)/(7)         $(2.17)  $1.29    $ .84
                                    ======   =====    =====

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(a) Reflects income from discontinued international oil and gas production operations and Canadian conventional and synthetic oil and gas exploration and production operations. (See Note 2 to the Consolidated Financial Statements in the Company's 1996 Annual Report to
    Shareholders.)

(b) Reflects the impact of the cumulative effect of a change in the method of accounting for impairment of long-lived assets in 1995 and postemployment benefits in 1994. (See Note 3 to the Consolidated Financial Statements in the Company's 1996 Annual Report to
    Shareholders.)

(c) Fully diluted earnings per share generally is determined by dividing earnings (losses) by the weighted average number of shares outstanding assuming redemption of the preference shares for common stock utilizing a ratio of two shares of common stock for each outstanding preference share. However, redemption was not assumed since it would have resulted in either an increase in earnings per share or a reduction in the loss per share.